EXHIBIT 27


                          Petroleum Heat and Power Co., Inc.
                                   and Subsidiaries
                                   ----------------

                               Financial Data Schedule
                             Year Ended December 31, 1993



         This schedule contains summary financial information extracted from Petroleum Heat and Power Co., Inc. and Subsidiaries financial statements as of December 31, 1993 and is qualified in its entirety by reference to such financial statements.




    Item Number      Item Description                                 Amount
    -----------      ----------------                              ------------

    5.02(1)          Cash and cash items                           $ 24,613,546
    5.02(2)          Marketable securities                              None
    5.02(3)(a)(1)    Notes and accounts receivable-trade             75,844,705
    5.02(4)          Allowance for doubtful accounts                  1,026,202
    5.02(6)          Inventory                                       13,992,928
    5.02(9)          Total current assets                           120,371,171
    5.02(13)         Property, plant and equipment                   62,643,562
    5.02(14)         Accumulated depreciation                        31,103,032
    5.02(18)         Total assets                                   256,588,796
    5.02(21)         Total current liabilities                      103,676,919
    5.02(22)         Bonds, mortgages and similar debt              185,310,722
    5.02(28)         Preferred stock - mandatory redemption          25,000,000
    5.02(29)         Preferred stock - no mandatory redemption          None
    5.02(30)         Common stock                                     2,175,462
    5.02(31)         Other stockholders' equity                     (64,139,448)
    5.02(32)         Total liabilities and stockholder's equity     256,588,796
    5.03(b)1(a)      Net sales of tangible products                 502,473,163
    5.03(b)1         Total revenues                                 538,526,317
    5.03(b)2(a)      Cost of tangible goods sold                    296,514,517
    5.03(b)2         Total costs and expenses applicable to sales
                      and revenues                                  366,809,517
    5.03(b)3         Other costs and expenses                       156,051,573
    5.03(b)5         Provision for doubtful accounts and notes        2,156,320
    5.03(b)(8)       Interest and amortization of debt discount      22,155,840
    5.03(b)(10)      Income before taxes and other items             (7,164,184)
    5.03(b)(11)      Income tax expense                                 400,000
    5.03(b)(14)      Income/loss continuing operations               (7,564,184)
    5.03(b)(15)      Discontinued operations                            None
    5.03(b)(17)      Extraordinary items                               (867,110)
    5.03(b)(18)      Cumulative effect - change in accounting
                      principles                                        None
    5.03(b)(19)      Net income or loss                              (8,431,294)
    5.03(b)(20)      Earnings per share - primary                          (.57)
    5.03(b)(20)      Earnings per share - fully diluted                    (.57)